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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 7, 2004
EAGLE RIVER MINING CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	333-100826 (Commission File Number)	46-0498798 (IRS Employer Identification No.)
141-757 West Hastings Street, Suite 328, Vancouver, BC, Canada (Address of principal executive offices)		V6C 1A1 (Zip Code)
Registrant's telephone number, including area code: (778) 881-0939
____________________________________________________________________________________ (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 (c) and (d). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

On December 2, 2004, the Board of Directors of the Company appointed Mr. Michael McKennon as a Director and Chief Financial Officer of the Company.

Mr. McKennon graduated in 1983, with a Bachelor's degree in Business Administration, concentration in Accounting, from California State University at Fullerton.

Since 1998, Mr. McKennon has been a founder and a managing partner of the accounting firm McKennon Wilson & Morgan LLP ("MWM") in Irvine California. MWM is a PCAOB (Public Company Accounting Oversight Board) registrant. Since January 2004, he has been a director and audit committee member of Pacific Premier Bankcorp of Costa Mesa, California, a public company traded on NASDAQ. From February 1997 to September 1998, Mr. McKennon was a director of PricewaterhouseCoopers LLP Technology Industry Group in Costa Mesa, California. From June 1992 to February 1997, he was with Corbin & Wertz, a CPA firm in Irvin, California, as a senior audit manager. From June 1986 to June 1992, he was with Arthur Anderson in Los Angeles and Irvine, California, reaching the position of audit manager. From 1984 to 1985 Mr. McKennon was the plant controller for Calmar Dispensing Systems in the City of Industry California, a publicly-held company traded on NASDAQ.

On November 19, 2004, Mr. McKennon advanced the Company $20,000 as a loan, which is convertible into its common stock at $5.00 per share. The loan is convertible before January 28, 2005, pays interest at 5% per annum and is due January 31, 2005.

At present, the Company has no employment agreement with Mr. McKennon. At this time the Board of Directors has not determined on what committee Mr. McKennon is expected to be.

ITEM 8.01. Other Events

On December 2, 2004, the Board of Directors decided to carry out a 20:1 stock split of the Company's common shares. The Board of Directors believes that the split will enhance both liquidity as well as marketability of the Company's shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     December 7, 2004

(Signature)	Eagle River Mining Corp. By:/s/ "Ernest Cheung" Ernest Cheung Secretary, Treasurer and a Director